For Immediate Release	Contact:
Claire M. Chadwick
Executive Vice President and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201.444.7100

Stewardship Financial Corporation Announces
Earnings For The Second Quarter of 2017

Midland Park, NJ - August 8, 2017 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, announced net income for the three and six months ended June 30, 2017 of $1.3 million and $2.3 million, respectively, compared to net income of $1.4 million and $2.4 million for the three and six months ended June 30, 2016. Current year periods were relatively comparable to the same prior year periods, however, the three and six month periods of 2017 reflected provision for loan losses of $260,000 and $560,000 as a result of robust loan growth, while the three and six months ended June 30, 2016 included recoveries of the allowance for loan losses of $450,000 and $800,000, respectively.

Earlier in the quarter, the Corporation announced the successful completion of an underwritten public offering of 2,509,090 shares of the Corporation’s common stock, which included 327,272 shares issued pursuant to the full exercise of the underwriter’s over-allotment option, at a price to the public of $8.25 per share, for aggregate gross proceeds of $20.7 million. The net proceeds to the Corporation, after deducting the underwriting discount and offering expenses, were $18.9 million. The Corporation expects to use the net proceeds of this offering to support organic growth and other general corporate purposes. In connection with the raise of capital, an approximate $20.0 million leverage transaction was completed.

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Further, the Corporation celebrated the June 2017 opening of a new branch and loan production office in Morristown, New Jersey. Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer remarked that, “Our Morristown location, which expands our presence in Morris County, will continue to meet the needs of our customers. This new location offers additional conveniences such as advanced technology with a new Interactive Teller Machine, which combines ATM functions with access to a live teller, as well as lending solutions tailored to meet customers’ requests with a commercial lender on-site to provide localized decision-making.”

With respect to the activity during 2017, Van Ostenbridge noted, “In addition to a number of positive accomplishments, the Corporation continued to demonstrate the ability to generate solid core earnings. We were able to maintain expense levels and provide for loan loss reserves for our increasing loan portfolio while continuing to grow assets and increase revenue.”

Operating Results
The Corporation reported net interest income of $6.5 million and $12.7 million for the three and six months ended June 30, 2017, respectively, compared to $5.9 million and $11.1 million for the comparable prior year periods. Net interest income benefited from the recent growth in the average balance of the loan portfolio. The net interest margin for the current three and six month periods was 3.14% and 3.18%, respectively, compared to 3.38% and 3.24% for the three and six months ended June 30, 2016. The compression in margin in the 2017 periods when compared to prior periods is generally reflective of asset growth in an environment with a flattening of the yield curve and, to a lesser extent, the impact of the previously mentioned leverage strategy.

For the three and six months ended June 30, 2017, noninterest income was $813,000 and $1.6 million, respectively, compared to $832,000 and $1.7 million in the equivalent prior year periods. Excluding $32,000

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and $56,000 of gains from securities transactions, noninterest income would have been $800,000 and $1.6 million for the three and six months ended June 30, 2016, which are comparable to the current year periods.

Noninterest expenses for the three and six months ended June 30, 2017 were $5.1 million and $10.2 million, respectively, compared to $5.0 million and $9.9 million in the comparable prior year periods. “Even with the substantial growth in assets, we have been able to effectively manage our infrastructure and expenses, resulting in an improvement in our efficiency,” stated Van Ostenbridge.

Balance Sheet / Financial Condition
Total assets at June 30, 2017 were $913.3 million, reflecting an increase of $117.8 million from the $795.5 million of assets at December 31, 2016. The strong organic loan origination levels accounted for $88.0 million of net growth in the gross loan portfolio during the six months ended June 30, 2017.

The continued funding of loan growth has been supported by deposits and, to a lesser extent, borrowings. Total deposits were $720.9 million at June 30, 2017, reflecting net growth of $62.0 million since December 31, 2016. Other borrowings increased to $93.8 million at June 30, 2017 compared to $59.2 million at December 31, 2016. Approximately $20 million of the growth in other borrowings can be attributed to the $20.0 million leverage strategy.

Regulatory capital levels at June 30, 2017 include the net proceeds of $18.9 million from the Corporation's public offering of common stock. The Corporation’s Tier 1 leverage ratio and total risk based capital ratio were 9.15% and 14.36%, respectively, compared to 7.65% and 13.10% at December 31, 2016, respectively.

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About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, is a full-service community bank serving both individuals and businesses. ASB is known for tithing, or sharing, 10% of its taxable income with nonprofit, educational, charitable and/or evangelical religious organizations. To date, ASB’s total tithing donations total over $ 9.3 million. ASB maintains 12 banking locations in NJ including; Hawthorne, Midland Park, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff and two offices in Wayne. ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016

Selected Financial Condition Data:
Cash and cash equivalents	$19,459	$12,793	$11,680	$21,025	$13,901
Securities available for sale	116,244	95,632	98,583	103,546	98,533
Securities held to maturity	52,091	52,805	52,330	54,179	65,666
FHLB stock	5,169	3,784	3,515	2,425	2,650
Loans held for sale	446	188	773	300	581
Loans receivable:
Loans receivable, gross	692,056	654,769	604,083	552,106	537,638
Allowance for loan losses	(8,550)	(8,246)	(7,905)	(8,150)	(8,388)
Other, net	(344)	(327)	(226)	(110)	(25)
Loans receivable, net	683,162	646,196	595,952	543,846	529,225
Other real estate owned, net	—	401	401	834	834
Bank owned life insurance	20,802	16,673	16,558	16,439	16,320
Other assets	15,934	15,927	15,743	15,333	14,877
Total assets	$913,307	$844,399	$795,535	$757,927	$742,587

Noninterest-bearing deposits	$177,678	$170,566	$169,306	$172,072	$160,461
Interest-bearing deposits	543,215	530,138	489,624	474,012	466,008
Total deposits	720,893	700,704	658,930	646,084	626,469
Other borrowings	93,760	65,200	59,200	35,000	40,000
Subordinated debentures and subordinated notes	23,284	23,268	23,252	23,235	23,219
Other liabilities	2,859	2,810	2,766	2,040	2,213
Total liabilities	840,796	791,982	744,148	706,359	691,901
Shareholders' equity	72,511	52,417	51,387	51,568	50,686
Total liabilities and shareholders' equity	$913,307	$844,399	$795,535	$757,927	$742,587

Gross loans to deposits	96.00%	93.44%	91.68%	85.45%	85.82%

Equity to assets	7.94%	6.21%	6.46%	6.80%	6.83%

Book value per share	$8.39	$8.55	$8.39	$8.43	$8.29

Asset Quality Data:
Nonaccrual loans	$826	$592	$606	$929	$949
Loans past due 90 days or more and accruing	320	—	—	—	—
Total nonperforming loans	1,146	592	606	929	949
Other real estate owned	—	401	401	834	834
Total nonperforming assets	$1,146	$993	$1,007	$1,763	$1,783

Nonperforming loans to total loans	0.17%	0.09%	0.10%	0.17%	0.18%
Nonperforming assets to total assets	0.13%	0.12%	0.13%	0.23%	0.24%
Allowance for loan losses to total gross loans	1.24%	1.26%	1.31%	1.48%	1.56%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Selected Operating Data:
Interest income	$7,943	$6,979	$15,367	$13,428
Interest expense	1,409	1,124	2,653	2,297
Net interest income	6,534	5,855	12,714	11,131
Provision for loan losses	260	(450)	560	(800)
Net interest income
after provision for loan losses	6,274	6,305	12,154	11,931
Noninterest income:
Fees and service charges	519	530	1,054	1,059
Bank owned life insurance	129	107	244	208
Gain on calls and sales of securities	—	32	—	56
Gain on sales of mortgage loans	38	19	55	37
Gain on sales of other real estate owned	13	6	13	6
Miscellaneous	114	138	246	285
Total noninterest income	813	832	1,612	1,651
Noninterest expenses:
Salaries and employee benefits	2,880	2,742	5,724	5,457
Occupancy, net	393	404	802	802
Equipment	162	148	324	298
Data processing	456	477	925	949
Advertising	211	157	347	308
FDIC insurance premium	109	90	186	196
Charitable contributions	120	90	245	160
Bank-card related services	142	150	284	281
Other real estate owned, net	9	28	24	102
Miscellaneous	601	713	1,336	1,348
Total noninterest expenses	5,083	4,999	10,197	9,901
Income before income tax expense	2,004	2,138	3,569	3,681
Income tax expense	736	776	1,310	1,328
Net income	$1,268	$1,362	$2,259	$2,353

Weighted avg. no. of diluted common shares	8,174,484	6,111,729	7,155,367	6,102,040
Diluted earnings per common share	$0.16	$0.22	$0.32	$0.39

Return on average common equity	7.37%	11.05%	7.52%	9.64%

Return on average assets	0.58%	0.74%	0.54%	0.65%

Yield on average interest-earning assets	3.81%	4.02%	3.84%	3.91%
Cost of average interest-bearing liabilities	0.90%	0.86%	0.87%	0.88%
Net interest rate spread	2.91%	3.16%	2.97%	3.03%

Net interest margin	3.14%	3.38%	3.18%	3.24%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Selected Operating Data:
Interest income	$7,943	$7,424	$7,000	$6,657	$6,979
Interest expense	1,409	1,244	1,103	1,113	1,124
Net interest income	6,534	6,180	5,897	5,544	5,855
Provision for loan losses	260	300	(300)	(250)	(450)
Net interest and dividend income
after provision for loan losses	6,274	5,880	6,197	5,794	6,305
Noninterest income:
Fees and service charges	519	535	564	536	530
Bank owned life insurance	129	115	119	120	107
Gain on calls and sales of securities	—	—	1	6	32
Gain on sales of mortgage loans	38	17	94	33	19
Gain on sales of other real estate owned	13	—	30	—	6
Miscellaneous	114	132	129	128	138
Total noninterest income	813	799	937	823	832
Noninterest expenses:
Salaries and employee benefits	2,880	2,844	2,735	2,788	2,742
Occupancy, net	393	409	396	400	404
Equipment	162	162	156	155	148
Data processing	456	469	481	485	477
Advertising	211	136	196	165	157
FDIC insurance premium	109	77	21	100	90
Charitable contributions	120	125	135	80	90
Bank-card related services	142	142	148	150	150
Other real estate owned, net	9	15	14	27	28
Miscellaneous	601	735	720	649	713
Total noninterest expenses	5,083	5,114	5,002	4,999	4,999
Income before income tax expense	2,004	1,565	2,132	1,618	2,138
Income tax expense	736	574	784	583	776
Net income	$1,268	$991	$1,348	$1,035	$1,362

Weighted avg. no. of diluted common shares	8,174,484	6,124,926	6,119,693	6,115,987	6,111,729
Diluted earnings per common share	$0.16	$0.16	$0.22	$0.17	$0.22

Return on average common equity	7.37%	7.71%	10.40%	8.06%	11.05%

Return on average assets	0.58%	0.49%	0.69%	0.54%	0.74%

Yield on average interest-earning assets	3.81%	3.88%	3.77%	3.68%	4.02%
Cost of average interest-bearing liabilities	0.90%	0.84%	0.80%	0.83%	0.86%
Net interest rate spread	2.91%	3.04%	2.97%	2.85%	3.16%

Net interest margin	3.14%	3.23%	3.18%	3.07%	3.38%